Exhibit 99.1

722 Columbia Avenue

Franklin, Tennessee 37064

For Immediate Release
Contact: Meagan Pratt, (615) 236-8335 Meagan.Pratt@FranklinSynergy.com

Williamson County Banker Clint McCain to Open Franklin Synergy Bank in Nolensville

Franklin, TN – April 14, 2015. Williamson County banker Clint McCain has joined the Franklin Synergy Bank team as Vice President, Nolensville Community Executive. The appointment was announced Tuesday by Franklin Synergy Bank Chairman and CEO Richard Herrington. McCain will lead the banking team at a planned Franklin Synergy Bank Nolensville office. In addition to McCain, the Nolensville office will include a Mortgage Loan Originator, to be named soon.

McCain joins Franklin Synergy Bank after a banking career with Reliant Bank in Brentwood, Tennessee where he served as Vice President, Branch Manager. Clint has been meeting the commercial banking needs of Williamson County and the Greater Nashville area for nearly eight years.

“Clint is an exciting addition to our team and the ideal banker to open an office in Nolensville,” Herrington said. “Nolensville is one of the fastest growing areas in Williamson County. A growing number of businesses have discovered Nolensville and that coupled with dramatic residential growth make Nolensville a great market for our bankers.”

Prior to the opening of the planned Nolensville office, McCain will work from Franklin Synergy’s Berry Farms branch at 40 Moss Lane - Suite 100 in Franklin.

McCain is a Nashville, Tennessee native and graduate of Middle Tennessee State University as well as the Tennessee Bankers Association Southeastern School of Banking. He currently serves as President of the Franklin Lions Club and Vice Chairman of Crime Stoppers of Williamson County.

About Franklin Synergy Bank

Founded in 2007, Franklin Financial Network, Inc. is the parent company of Franklin Synergy Bank, a full-service community bank operating 11 branch offices in Williamson and Rutherford Counties. The bank provides deposit and loan products, treasury management and wealth management services for consumers and businesses. A strong corporate culture paired with a clear vision that has provided customers with uncompromising services and individualized solutions to their financial needs. In July 2014, Franklin Synergy Bank acquired Rutherford County’s MidSouth Bank.

In March 2015, Franklin Financial Network, Inc. completed an Initial Public Offering (IPO), listing common shares on the New York Stock Exchange under the symbol “FSB”.

Recent FDIC deposit share of market data shows that Franklin Synergy Bank has grown to the deposit market share leader doing business in Williamson County.

Additional information about Franklin Synergy is available at the bank’s website: www.franklinsynergybank.com.

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